EXHIBIT 99.1

FROM:	KENNAMETAL INC.
P.O. Box 231
Latrobe, PA 15650
724-539-5000

Investor Relations
Contact: Quynh McGuire
724-539-6559

Media Relations
Contact: Joy Chandler
724-539-4618

DATE:	June 8, 2006

FOR RELEASE:	Immediate
Kennametal Completes Divestiture of J&L Business Unit
LATROBE, Pa., June 8, 2006 — Kennametal Inc. (NYSE: KMT) announced today that it has completed the previously reported divestiture of its J&L Industrial Supply business unit for $349.5 million, subject to post-closing adjustments, to MSC Industrial Direct Co., Inc. (NYSE: MSM). MSC is a premier national supplier of maintenance, repair and operations products and services. Proceeds from the sale will be used to further build shareholder value over the long term in a manner consistent with Kennametal’s previously stated priority uses of cash, including but not limited to the following:
•	Acquisitions in Kennametal’s core business, with emphasis on advanced materials and engineered components, conducted according to a disciplined process that is part of the Kennametal Value Business System (KVBS).

•	Buyback of minority share interests in certain foreign subsidiaries to capture a greater share of these earnings.

•	Continued repurchase of Kennametal stock under the previously announced share repurchase program depending on market conditions.

•	Debt reduction, which will be limited to opportunistic situations since Kennametal’s investment grade credit metrics are stable and ongoing cash flow generation remains strong.
The disposition of this unit is in line with the continued execution of Kennametal’s strategy to concentrate on its core technology businesses and expand its global footprint. It also completes the company’s planned exit from owned distribution.

As part of the transaction, Kennametal will recognize an estimated $215 to $225 million pre-tax gain in the quarter ending June 30, 2006, including transaction related expenses. This will result in an earnings-per-share impact of approximately $3.15 to $3.25. Net cash proceeds are expected to be $220 to $225 million, including a repayment related to the company’s accounts receivable securitization program. The above estimates are subject to post-closing adjustments.
Previously stated guidance will be affected by approximately $28 million in sales and $0.07 in earnings per share associated with the month of June as the transaction closed sooner than originally anticipated.
Goldman Sachs & Co. served as financial advisor to Kennametal in this transaction.
This release contains “forward-looking’’ statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify these forward-looking statements by the fact they use words such as “should,” “anticipate,” “estimate,” “approximate,” “expect,” “may,” “will,” “project,” “intend,” “plan,” “believe” and other words of similar meaning and expression in connection with any discussion of future operating or financial performance. One can also identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements are likely to relate to, among other things, our goals, plans and projections regarding our financial position, results of operations, market position, and product development, which are based on current expectations that involve inherent risks and uncertainties, including factors that could delay, divert or change any of them in the next several years. Although it is not possible to predict or identify all factors, they may include the following: global and regional economic conditions; risks associated with the availability and costs of raw materials; risks associated with integrating acquisitions and achieving the expected savings and synergies; risks relating to business divestitures; energy costs; commodity prices; competition; demands on management resources; risks associated with international markets, such as currency exchange rates and social and political environments; future terrorist attacks; labor relations; demand for and market acceptance of new and existing products; and risks associated with the implementation of restructuring plans and environmental remediation matters. We can give no assurance that any goal or plan set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements, which speak only as of the date made. We undertake no obligation to release publicly any revisions to forward-looking statements as a result of future events or developments.
Kennametal Inc. (NYSE:KMT) is a leading global supplier of tooling, engineered components and advanced materials consumed in production processes. The company improves customers’ competitiveness by providing superior economic returns through the delivery of application knowledge and advanced technology to master the toughest of materials application demands. Companies producing everything from airframes to coal, from medical implants to oil wells and from turbochargers to motorcycle parts recognize Kennametal for extraordinary contributions to their value chains. Customers buy over $2.3 billion annually of Kennametal products and services—delivered by our 14,000 talented employees in over 60 countries—with almost 50 percent of these revenues coming from outside the United States. Visit us at www.kennametal.com [KMT-G]
###